CIRCLE GROUP REPORTS 2003-YEAR END AND FOURTH QUARTER OPERATING RESULTS Tuesday March 2, 9:01 am ET

MUNDELEIN, Ill., March 2 /PRNewswire-FirstCall/ -- Circle Group Holdings, Inc. (OTC Bulletin Board: CRGQ - News) today announced its 2003-year end and fourth quarter results of operations. Founded in 1994, Circle Group provides small business infrastructure, funding and intellectual capital to bring important and timely life-changing technologies to market through all early phases of the commercialization process

As reported in its Annual Report on Form 10-K filed with the Securities and Exchange Commission, Circle Group reported revenues of $742,442 for the year ended December 31, 2003, an increase of 32% over $564,185 reported for 2002. Revenues for the fourth quarter of 2003 were $211,570 or 126% better than the $93,742 reported for the fourth quarter of 2002. The Company reported net loss from operations of $1,509,862 and $3,093,870 for the quarter and full year ended December 31, 2003, respectively, compared to net losses from operations of $395,962 and $3,881,081 for the quarter and full year ended December 31, 2002, respectively.

Total operating expenses increased for the year-ended December 31, 2003 by 8% to $2,863,349 from $2,656,664 for 2002. For the fourth quarter 2003, operating expenses increased by 292% to $1,348,488 from $344,128 primarily due to an increase in Z-Trim Pilot Production. Total other income (net) for 2003 was $266,049 or 9% lower than the $293,397 for 2002. This amount included an asset sale gain of $155,554 in 2003. For the fourth quarter 2003, total other income
(net) was $24,505 or 167% higher than the deficit of $36,499 for the comparable period in fiscal 2002.

At December 31, 2003, the Company had cash and cash equivalents of $1,383,718 compared to $122,459 for 2002, an increase of 1,130%. Net cash used by operating activities was $1,314,478 for the year, as compared to $1,831,264 for 2002. Net cash used by operating activities was $469,982 for the three-months ended December 31, 2003, as compared to $188,627 for the same period a year earlier. The Company has primarily funded its operations during 2003 through the sale of its common stock and generated $2,466,737 in proceeds during that time, including $1,100,000 through sales of subsidiary common stock during the year.

Circle Group reported a loss per basic and diluted common share of $0.10 from total operations for the full year 2003 compared to a loss per basic and diluted common share of $0.17 for the full year 2002. Loss per basic and diluted common share from total operations was $0.05 for the fourth quarter 2003 and compares to a loss per basic and diluted common share of $0.02 for the comparable period in 2002.

The Company cited certain key milestones for 2003. Among them were:

     -- The successful completion of fund raising for Circle Group and its
        FiberGel subsidiary.
     -- The addition of food industry veteran Dr. Triveni P. Shukla to the
        FiberGel team.
     -- First ever successful production scale manufacturing of Z-Trim.
     -- Securing of Z-Trim marketing partner with significant global presence. -- Lab and pilot production of Z-Trim with multi-national food conglomerates.
     -- Acquisition of popular NATS nutritional analysis tool web site to compliment Z-Trim sales.
     -- Formation of Z-Amaize subsidiary to promote by-product Z-Bind to the soft wood industry.
     -- Acquisition of Lidar and ThraxVac, two important development stage technologies, developed at the D.O.E. (Department of Energy) to detect and destroy biological/chemical toxins from terrorist weapons, narcotics and environmental hazards.
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"We feel the achievements of 2003 lay the critical groundwork necessary to position Circle Group as one of the most important emerging growth companies of 2004 and beyond," said Greg Halpern, Chief Executive Officer of Circle Group Holdings. "Our 2003 balance sheet improved quite a bit over 2002 and we no longer have a going concern issue with our auditors. We plan to build as aggressively as possible on top of our strengthened foundation as well as to focus on getting the investment community to become aware of us and differentiate CRGQ as an essential addition to every portfolio."

Z-Trim (http://ztrim.com) is a line of all-natural, zero calorie fat substitutes originally developed by the United States Department of Agriculture (USDA). Z-Trim is now sold for home-use and to food manufacturers to decrease fat and calories and increase insoluble fiber in variety of products, including cheeses, baked goods, meat products, dressings, confectionery products and a wide range of other prepared foods.

Analyst Call. The Company will hold an analyst conference call commencing at 4:10 p.m. Eastern Standard Time on Thursday, March 4, 2004. Circle Group's President and CEO, Gregory Halpern will host the call.

Analysts may hear the conference call by telephone.
Call 1-800-624-6265 in the United States or Canada
To participate you will need a Pass Code - 65146.

About FiberGel Technologies

FiberGel owns the worldwide rights to Z-Trim for all fields of use. Invented over many years by Dr. George Inglett (http://www.thesoydailyclub.com/Research/ars2132002.asp) at the United States Department of Agriculture (USDA), Z-Trim is a patented, zero calorie, multi-functional, fiber food ingredient from corn that lowers calories and fat in most foods without affecting taste or texture. For more information about FiberGel Technologies, visit http://ztrim.com/.

About Circle Group Holdings, Inc.

Circle Group Holdings, Inc. (OTC Bulletin Board: CRGQ - News)
(http://www.crgq.com/) is a pioneer of emerging technology companies. The Company provides small business infrastructure, funding and substantial intellectual capital to bring important and timely life-changing technologies to market through all early phases of the commercialization process. All Company press releases are available at www.crgq.com/HTML/breakingNews.html.

Forward-Looking Statements

Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as "believes" "anticipates" "plans" or "expects" and other statements which are not historical facts contained in this release are forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements. Reference is made to the Company's filings with the Securities and Exchange Commission for a more complete discussion of such risks and uncertainties.

    Contact:  Greg Halpern
    Voice:    847-549-6002
    Email:    greg@crgq.com